Exhibit 5.1

November 26, 2025	Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201-7932 United States
Third Coast Bancshares, Inc. 20202 Highway 59 North, Suite 190 Humble, Texas 77338	Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as special counsel to Third Coast Bancshares, Inc., a Texas corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the Company’s proposed issuance of up to 3,207,896 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, in connection with the consummation of the merger transaction contemplated by, and upon the terms and subject to the conditions of, the Agreement and Plan of Reorganization, dated as of October 22, 2025 (the “Reorganization Agreement”), by and among the Company, Arch Merger Sub, Inc., and Keystone Bancshares, Inc., a Texas corporation (“Keystone”). This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion expressed herein, we have examined originals, or copies certified to our satisfaction, of such records, agreements, instruments and documents as we have deemed necessary as a basis for the opinion hereinafter expressed. In all such examinations we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We also have assumed, with respect to all parties to agreements or instruments relevant hereto, other than the Company, that such parties had the requisite power and authority (corporate or other) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), that such agreements or instruments have been executed and delivered by such parties and that such agreements and instruments are the valid, binding and enforceable obligations of such parties. As to various matters of fact relevant to the opinion hereinafter expressed, we have relied upon, and have assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers and representatives of the Company and others.

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, (i) the Registration Statement, including all amendments, will have become effective under the Securities Act and (ii) the Shares will have been issued and delivered pursuant to the Reorganization Agreement.

Based on the foregoing, and subject to the limitations, assumptions and qualifications set forth herein, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable.

Norton Rose Fulbright US LLP is a limited liability partnership registered under the laws of Texas.

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Third Coast Bancshares, Inc. November 26, 2025 Page 2

The foregoing opinion is based on and is limited to the corporate laws of the State of Texas, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP